MuniYield New York Insured Fund, Inc.

File No. 811-6500
Item No. 77M (Mergers) -- Attachment



During the fiscal semi-annual period ending April 30, 2000, MuniYield New York Insured Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniYield New York
Insured Fund II, Inc. ("New York Insured II"), File No.
811-6661.

At meetings of the Boards of Directors of the Registrant and New York Insured II, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of New York Insured II by the Registrant and the subsequent distribution of Registrant's Common Stock to the holders of New York Insured II Common Stock, of Registrant's Series C Auction Market Preferred Stock
("AMPS") to the holders of New York Insured II AMPS,
Series A, of Registrant's Series D AMPS to the holders of
New York Insured II AMPS, Series B and of Registrant's
Series E AMPS to the holders of New York Insured II
AMPS, Series C and D, respectively; (ii) the issuance by Registrant of three new series of AMPS to be designated
Series C, Series D and Series E; and (iii) the subsequent deregistration and dissolution of New York Insured II.

In connection with the Reorganization, on October 4, 1999
, the Registrant filed a Registration Statement on Form N-
14 (File No.333-88423; the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of New York Insured II. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on November
9, 1999, and the N-14 Registration Statement as so amended was declared effective by the Commission on November 9, 1999.

On January 20, 2000, the shareholders of the Registrant and New York Insured II approved the Reorganization at a special meeting of shareholders held for that purpose. On
March 6, 2000 (the "Reorganization Date"), pursuant to the
Agreement and Plan of Reorganization, New York Insured
II transferred securities and cash valued at $
510,505,439.18 to the Registrant and received in exchange
26,844,207 shares of the Registrant's Common Stock; -0-shares of Registrant's Series B AMPS with an aggregate liquidation preference of $25,000; 2,800 shares of the Registrant's Series C AMPS with an aggregate liquidation preference of $25,000; 1,960 shares of Registrant's Series
D AMPS with an aggregate liquidation preference of $25,000; 2,200 shares of the Registrant's Series E AMPS with an aggregate liquidation preference of $25,000; and New York Insured II distributed these shares to its shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F will be filed by New York Insured II with the Securities and Exchange Commission.